Exhibit 99.1

AFP IMAGING ANNOUNCES SALE OF COMMON STOCK

Elmsford, NY - March 14, 2007 -- AFP Imaging Corporation (OTCBB:AFPC:OB) today announced that it had entered into subscription agreements with qualified investors for the sale of 5,500,000 shares of its common stock, for an aggregate purchase price of approximately $8,000,000. A Scandinavian corporate finance consultant, HDR Partners AB, was the financial advisor in this transaction and acted as the placement agent. The closing of this private placement is conditioned upon the Company completing the acquisition of Quantitative Radiology srl, (“QR”) an Italian company, by May 31, 2007. Proceeds of this private placement are anticipated to be used to fund the acquisition of QR and for strategic corporate purposes. The Company has granted the investors certain registration rights with respect to the resale of the shares acquired. The Company expects to complete the transaction in the next 30 to 45 days.

David Vozick, Chairman said, “We are very pleased with the relationship we have developed with the Scandinavian investors. The contemplated equity investment is anticipated to be utilized to fund the growth in our new, three-dimensional (3D) dental imaging product line. These in office CT scanners are sold world-wide under the trademark “NewTom 3G”, which indicates that it is a third generation product line. AFP continues to invest in new cost effective technologies that support the clinical introduction, transition and evolution from conventional x-ray images into 3D digital imaging for a variety of clinicians. We believe this will help to maintain our competitive advantage in our rapidly expanding imaging market sectors. In addition, the ”NewTom 3G” has excellent applications for the Ear, Nose and Throat, (ENT) specialist because of its large field of view. Domestically, there are about 9000 board certified ENT doctors. AFP has already sold and supplied units to dentists, implantology specialists, oral surgeons and ENT doctors in the United States and Canada. With the addition of QR, the Company will benefit from an expanded global sales and distribution network. The Company is also investigating other new product initiatives and applications for our in-office three dimensional, digital x-ray system.”

AFP Imaging is a diagnostic imaging supplier whose products are distributed worldwide with clinical applications for dental, medical and veterinary professionals. The company’s quality assurance program is ISO 9001 certified, an international standard. The company’s digital imaging technologies and product lines are providing the gateway for future internal and external growth. Through its global distribution network, the company has produced branded products installed in approximately 100,000 dental and medical facilities. Each site serves as a reference point for future user upgrades of equipment. The company’s products are distributed under various trademarked brand names that include AFP, DENT-X, EVA and NEWTOM. For additional corporate information please visit our web sites at www.afpimaging.com and www.dent-x.com.

The remarks contained in this press release and presented elsewhere by management from time to time contain forward-looking statements, which involve risks and uncertainties, including statements regarding the Company’s plans, objectives, expectations and intentions. The Company’s actual results may differ significantly from the results discussed in this press release or in other forward-looking statements presented by management. Among the factors that could cause actual results to differ materially include the failure to consummate the acquisition of QR as a result of an inability to secure adequate financing, failure of revenue on new products to develop as estimated, regulatory delays, loss of existing customers, the Company’s inability to meet increasing demand for its new products, general downward trends in the Company’s industry and other risk factors as described in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectation or any change in events, conditions or circumstances on which such statement is based.

FOR IMMEDIATE RELEASE
Contact: David Vozick, Chairman
AFP Imaging Corporation
914-592-6100